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                                                                 Exhibit (d)(4)

CONFIDENTIAL

February 22, 2001

Sage Group plc
Sage House
Benton Park Road
Newcastle Upon Tyne, NE7 7LZ
United Kingdom

Attention:  Mr. Paul Walker
            Chief Executive Officer

In connection with your consideration of a possible transaction with Interact Commerce Corporation (the "Company"), you have requested information concerning the Company. As a condition to our furnishing you with such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Confidential Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Confidential Evaluation Material" does not include information which (i) is already in your possession, (ii) becomes generally available to the public other than as a result of a disclosure by you or your agents or directors, officers, employees or advisors (directors, officers, employees and advisors of you or the Company, as the case may be, are individually and collectively referred to herein as "Representatives") in violation of this letter agreement, (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party, or (iv) is independently developed by you without reference to the Confidential Evaluation Material.

You hereby agree that the Confidential Evaluation Material will be used solely for the purpose of evaluating a possible transaction between you and the Company, and that such information will be kept confidential by you and your Representatives and agents; provided, however, that (i) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between you and the Company (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), and (ii) a disclosure of such information to which the Company consents in writing may be made.

You will maintain records of the persons to whom Confidential Evaluation Material is disclosed and will inform your Representatives of the confidential nature of the Confidential Evaluation Material. You will direct your Representatives to treat such information in accordance with this Agreement and to exercise such precautions or measures as may be reasonable in the circumstances to prevent improper use of Confidential Evaluation Material by them, and you will be responsible for any breaches by them of the provisions of this Agreement.

In addition, without the prior written consent of the other party, excepted as provided by law or the rules of any stock exchange or trading system, each of us agrees that neither of us will, and each of us will direct our respective Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between us or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.
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In the event that you or your Representatives or agents are requested or required in a judicial, administrative or governmental proceeding to disclose any Confidential Evaluation Material, you agree that you will cooperate with the Company and provide it with prompt notice of such request(s) so that the Company may, at its sole expense, seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, you or your Representatives or agents are nonetheless, upon the advice of your counsel, required to disclose Confidential Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may disclose such information to such tribunal without liability hereunder.

You agree that without the Company's prior written consent, for a period of six months from the date hereof, neither you nor any of your controlled affiliates will directly solicit for employment any executive officer or other key employee with whom you come into contact with during due diligence who is at such time employed (either as an employee or full-time consultant) by the Company; provided, that nothing contained herein shall prohibit you from (i) placing public advertisements or conducting any other form of general solicitation which is not specifically targeted at employees of the Company, (ii) hiring or employing any person who contacts you on his or her own initiative without any direct or indirect solicitation by you.

Although the Company will endeavor to include in the Confidential Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives will make any representation or warranty as to the accuracy or completeness of the Confidential Evaluation Material, except as may be agreed between you and the Company in a definitive agreement. You agree that neither the Company nor its Representatives shall have any liability to you or any of your representatives or advisors resulting from the use of the Confidential Evaluation Material, except as may be agreed between you and the Company in a definitive agreement.

In the event that you determine not to proceed with the transaction which is the subject of this letter, and in any event upon request, you shall promptly redeliver to the Company all written Confidential Evaluation Material and any other written material containing or reflecting any information in the Confidential Evaluation Material (whether prepared by the Company, its Representatives or agents or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives or agents based on the information in the Confidential Evaluation Material shall be held pursuant to the terms of this Agreement, destroyed and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

Each of us agrees that unless and until a definitive agreement between us with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither of us will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by our respective Representatives except, in the case of this letter, for the matters specifically agreed to herein. In addition, you acknowledge that the fact and content of the parties' discussions concerning any transaction referred to in the first paragraph of this letter constitutes material inside information of Isaiah and you agree that you will not purchase or sell any common stock (or other securities) of the Company (and shall use your reasonable efforts to prohibit any of your officers, directors, shareholders, employees, agents and other representatives from making any such purchase or sale) in violation of the Unites States Exchange Act of 1934 and rules and regulations promulgated thereunder.

The terms of this agreement may be modified or waived only by separate writing executed by you and the Company expressly so modifying or waiving such agreement.

This letter shall be governed by, and construed in accordance with, the laws of the State of Arizona.

Sincerely,

U.S. BANCORP PIPER JAFFRAY INC.,
as Agent for the Company

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By  /s/ Hugh Hoffman
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   Hugh Hoffman
   Principal

Agreed and accepted this 22/nd/ day of February, 2001.

SAGE GROUP PLC

By  /s/ Nicholas Cooper
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Title  Company Secretary
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